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                                                                      EXHIBIT 12

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
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            COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                 YEAR ENDED DECEMBER 31
                                                     -----------------------------------------------
                                                      1996      1995      1994      1993      1992
                                                     ------    ------    ------    ------    -------
                                                                (IN MILLIONS OF DOLLARS)
Net earnings before extraordinary item and
  cumulative effect of changes in accounting
  principles.....................................    $3,720    $2,121    $3,713    $2,415    $  505
  Add back:
     Taxes on income.............................     2,372     1,328     2,117     1,423       429
     Fixed charges...............................     1,339     1,359     1,267     1,433     1,732
     Amortization of previously capitalized
       interest..................................       111       103        87        94        87
  Deduct:
     Capitalized interest........................       156       204       177       176       176
     Undistributed earnings from less than fifty-
       percent owned affiliates..................        14        18        15         2         7
                                                     ------    ------    ------    ------    ------
Earnings available for fixed charges.............    $7,372    $4,689    $6,992    $5,187    $2,570
                                                     ------    ------    ------    ------    ------
Fixed charges:
  Interest expense...............................    $1,007    $  995    $  937    $1,104    $1,405
  Capitalized interest...........................       156       204       177       176       176
  Credit line commitment fees....................        15        10        10        10        10
  Interest portion of rent expense...............       161       150       143       143       139
  Gross-up of preferred stock dividends of
     majority-owned subsidiaries (CFC) to a
     pretax basis................................        --        --        --        --         2
                                                     ------    ------    ------    ------    ------
Total fixed charges..............................    $1,339    $1,359    $1,267    $1,433    $1,732
                                                     ------    ------    ------    ------    ------
Ratio of earnings to fixed charges...............      5.51      3.45      5.52      3.62      1.48
                                                     ======    ======    ======    ======    ======
  Preferred stock dividend requirements..........    $    5    $   33    $  125    $  127    $  128
                                                     ======    ======    ======    ======    ======
Ratio of earnings to fixed charges and preferred
  stock dividend requirements....................      5.49      3.37      5.02      3.33      1.38
                                                     ======    ======    ======    ======    ======
Equity taken up in earnings of less than
  fifty-percent owned affiliates.................    $   14    $   18    $   15    $    2    $   11
Deduct:
  Dividends paid by affiliates...................        --        --        --        --         4
                                                     ------    ------    ------    ------    ------
Undistributed earnings from less than
  fifty-percent owned affiliates.................    $   14    $   18    $   15    $    2    $    7
                                                     ======    ======    ======    ======    ======

NOTE: The ratio of earnings to fixed charges is computed by dividing Earnings available for fixed charges by Total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing Earnings available for fixed charges by the sum of Total fixed charges and Preferred stock dividend requirements.